Exhibit 4.1

AMENDMENT No. 1

to

SECTION 382 RIGHTS AGREEMENT

by and between

RUBICON TECHNOLOGY, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

This Amendment No. 1 to the Section 382 Rights Agreement (this “Amendment”) is made and entered into as of December 18, 2020 by and between Rubicon Technology, Inc., a Delaware corporation (the “Corporation”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

WHEREAS, the Corporation and the Rights Agent are parties to that certain Section 382 Rights Agreement, dated as of December 18, 2017 (the “Rights Agreement”);

WHEREAS, the Rights Agreement, under its current terms, will expire on December 18, 2020;

WHEREAS, the Corporation may amend the Rights Agreement pursuant to Section 26 thereof;

WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to extend the Final Expiration Date until December 18, 2023 in accordance with the terms set forth in this Amendment; and

WHEREAS, at the Company’s 2020 Annual Meeting of Stockholders, the stockholders of the Company ratified the Rights Agreement and approved a three year extension thereof.

NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendments.

(a) Section 1(y) of the Rights Agreement is hereby amended and restated to read as follows: ““Final Expiration Date” shall be December 18, 2023.”

(b) All references to “December 18, 2020” in Exhibit B (Form of Rights Certificate) and Exhibit C (Summary of Rights) to the Rights Agreement are amended to replace each such reference with “December 18, 2023.”

2. Capitalized Terms. Capitalized terms not defined herein shall have the meanings given such terms in the Rights Agreement.

3. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are included for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such State.

5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6. Effect of Amendment. Except as expressly modified by this Amendment, the Rights Agreement remains in full force and effect and is hereby ratified and confirmed.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

RUBICON TECHNOLOGY, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,
as Rights Agent

By:
Name:
Title:

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